UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DATAWATCH CORPORATION
(Name of Registrant as Specified in Its Charter)

POTRERO CAPITAL RESEARCH PARTNERS, LP POTRERO CAPITAL RESEARCH PARTNERS II, LP POTRERO CAPITAL RESEARCH, LLC JACK RIPSTEEN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Potrero Capital Research, LLC, together with the other participants named herein (“Potrero Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit “withhold” votes with respect to the election of certain of the incumbent directors of Datawatch Corporation, a Delaware corporation (“Datawatch” or the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders. A vote on the GOLD proxy card will have the effect of a withhold vote with respect to David C. Mahoney, Richard de J. Osborne and Terry W. Potter in all cases. Datawatch stockholders who wish to vote for, or selectively withhold votes from, Messrs. Mahoney, Osborne and Potter must use the Company’s proxy card.

On April 7, 2016, Potrero Capital issued the following press release:

POTRERO CAPITAL ANNOUNCES FILING OF DEFINITIVE PROXY STATEMENT IN CONNECTION WITH DATAWATCH ANNUAL MEETING

Urges Stockholders to Vote the GOLD Proxy Card Today to Send Clear Message of Need for Accountability

SAN FRANCISCO, CA - April 7, 2016 – Potrero Capital Research, LLC, together with its affiliates (“Potrero Capital”), one of the largest stockholders of Datawatch Corporation (“Datawatch” or the “Company”) (NASDAQ:DWCH) with ownership of approximately 5.6% of Datawatch’s outstanding shares of common stock, has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) seeking to withhold votes from the re-election of the following directors at the 2016 annual meeting of stockholders to be held on April 19, 2016:

•	David C. Mahoney, Vice Chairman of the Board; Chairman of Compensation Committee
•	Richard de J. Osborne, Chairman of the Board
•	Terry W. Potter, longest-tenured director (18 years)

Potrero Capital previously issued a detailed presentation explaining its belief that urgent change is needed to Datawatch’s Board of Directors (the “Board”) due to the Company’s repeated underperformance of the market and its peer group, the mismanagement and failed execution the Company has suffered from under its current leadership and the poor corporate governance of the Company that Potrero Capital believes is eroding stockholder value. Potrero Capital’s presentation is available on the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/DWCH-Presentation-Potrero.

Potrero Capital encourages stockholders not to be misled by the Company’s recent presentation in which it touted the Company’s “strong financial position” and that it has the “team in place to deliver results.”

Potrero Capital would like to point out to stockholders that the Company’s presentation lacked specific financial guidance, largely rehashed prior management content and failed to demonstrate tangible evidence that management has made any significant progress with respect to its initiatives. Potrero Capital would also like to remind stockholders that since December 6, 2013, Datawatch’s shares have declined by 87% from a high of $37.85 to $4.74 as of March 7, 2016, the day immediately prior to the announcement of our intention to solicit withhold votes at the upcoming annual meeting.1 The Company has also seen its cash and cash equivalents steadily decline from approximately $53.9 million in March 2014 to just $33 million in December 2015, a 39% decline.2 We would hardly classify such results as an indication of a “strong financial position” or that the current leadership team is capable of delivering results.

Potrero Capital strongly believes that voting the GOLD proxy card will send a clear message to the Board that stockholders are dissatisfied with the Board’s failure to hold management accountable for the Company’s continued underperformance and that the status quo is no longer acceptable.

A vote on the GOLD proxy card will have the effect of a withhold vote with respect to Messrs. Mahoney, Osborne and Potter in all cases; however, if stockholders would like to withhold votes from the election of all of the Company’s director nominees, the option “Withhold From All Company Nonobjectionable Nominees” should be selected on the GOLD proxy card. The GOLD proxy card also provides stockholders with the opportunity to vote for, or selectively withhold votes from, each of the Company’s nominees other than Messrs. Mahoney, Osborne and Potter.

PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD TODAY TO WITHHOLD YOUR VOTE FROM THE ELECTION OF MESSRS. MAHONEY, OSBORNE AND POTTER

Tell your Board what you think! Your WITHHOLD vote is important.  No matter how many shares of Datawatch you own, please give Potrero Capital your proxy by voting the GOLD voting instruction form seeking to withhold votes from the election of Messrs. Mahoney, Osborne and Potter.

With the meeting quickly approaching on April 19, 2016, please vote one of two ways:

Have your GOLD Voting Instruction Form in hand when you call or log-on, and then follow the instructions.

If you have not received your GOLD voting instruction form or if you have any questions, please contact Charles Garske or Lydia Mulyk at Okapi Partners at the phone numbers set forth below.

1212 Avenue of the Americas, 24th Floor New York, NY 10036 (212) 297-0720 Call Toll-Free at: (855) 208-8902 E-mail: info@okapipartners.com

About Potrero Capital Research:

Potrero Capital Research, LLC is an investment firm headquartered in San Francisco, CA focused on small-cap equity securities.

Investor contact:
Jack Ripsteen
Potrero Capital Research, LLC
(415) 576-1103

1 Source: Bloomberg.
2 Source: Annual and Quarterly Reports on Forms 10-K and 10-Q of Datawatch.